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                                                                    EXHIBIT 99.1

NEWS RELEASE

                         GEON TO ACQUIRE PLAST-O-MERIC,
                         FORMULATOR OF VINYL PLASTISOLS

CLEVELAND, OHIO -- APRIL 8, 1998 -- The Geon Company (NYSE: GON) announced today that it has signed an agreement to acquire Plast-O-Meric, Inc., a privately held custom formulator of vinyl plastisols and polyurethane systems.

With sales of $73 million in 1997, Plast-O-Meric is North America's largest merchant formulator of vinyl plastisols. Plastisols are vinyl compounds with high levels of plasticizers -- additives that produce flexible vinyl products for use primarily in coating applications such as wall coverings and metal coatings.

We have stated that a key element of our strategy is to create greater shareholder value through growth of our value-added businesses, said William F. Patient, Geon chairman and chief executive officer. Plast-O-Meric is an excellent fit with this strategy. The company's market and technology leadership are recognized within the industry, and provide an important growth platform for Geon.

Plast-O-Meric will operate as a separate unit within the Company and join Geon's other performance polymers and service businesses, which include Geon vinyl compounds; Synergistics Industries Limited, a wholly owned subsidiary that produces plastic compounds and liquid plasticizers; specialty dispersion resins; and Polymer Diagnostics, Inc., which offers polymer testing and analytical services.

Headquartered in Sussex, Wisconsin, Plast-O-Meric has four United States manufacturing sites and approximately 225 employees. In addition to marketing vinyl plastisols, Plast-O-Meric manufactures polyurethane systems, automotive molding powders, vinyl screen printing inks and vinyl coating powders. The company has been in business since 1968.

This is the right time for us to form this alliance, and Geon is the right partner, said Ernest McClellan, founder and majority shareholder of Plast-O-Meric. With Geon's size and industry leadership, Plast-O-Meric gains access to new resources and opportunities on a scale we could not have achieved by ourselves.

Completion of the transaction is subject to all regulatory approvals and is anticipated in the second quarter of 1998. It will be financed through current operating facilities. The Plast-O-Meric acquisition is expected to be immediately accretive to earnings, within a range of $0.05 to $0.10 per share annually, after goodwill and before synergies.

The Geon Company is a leading North American-based polymer service and technology company with operations in polyvinyl chloride (PVC) compounds and other value-added products and services, as well as PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ 2,000 people and have 17 manufacturing plants in the United States and Canada, and joint ventures in the United States, Europe, Australia and Southeast Asia. Geon had 1997 revenues of $1.25 billion.